                                                                 Exhibit 23.1



The Board of Directors
Del Monte Foods Company

We consent to the inclusion of our report dated March 16, 1998, with respect to the combined balance sheet of Contadina (a division of Nestle USA, Inc.) as of December 18, 1997 and December 31, 1996 and the related statements of operations, divisional equity, and cash flows for the period January 1, 1997 through December 18, 1997 and for the year ended December 31, 1996 which report appears in the Form 8-K/A of Del Monte Foods Company dated July 2, 1998.


/s/  KPMG Peat Marwick LLP
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Los Angeles, California
July 2, 1998